                      THE RIVAL COMPANY AND SUBSIDIARIES               EXHIBT 11
                              EARNINGS PER SHARE
                     (in thousands except per share data)



                                          Three months ended         Nine months ended
                                          ------------------         -----------------
                                          03/31/96   03/31/95       03/31/96   03/31/95
                                          --------   --------       --------   --------
Net earnings                              $  1,572   $  1,750       $ 14,121   $ 12,450
                                          ========   ========       ========   ========

Primary Earnings Per Share
- --------------------------

Weighted average common and common
  equivalent shares outstanding              9,959      9,330          9,940      9,441
                                          ========   ========       ========   ========

Earnings per common and common
  equivalent share                        $   0.16   $   0.19       $   1.42   $   1.32
                                          ========   ========       ========   ========

Share computation:
    Average common shares
      outstanding                            9,726      9,150          9,722      9,239
    Average number of options
      outstanding                              549        410            539        414
    Less treasury shares acquired
      with proceeds from exercise
      of options                              (316)      (230)          (321)      (212)
                                          --------   --------        -------   --------

  Weighted average common and common
    equivalent shares outstanding            9,959      9,330          9,940      9,441
                                          ========   ========        =======   ========




* Fully diluted earnings per share is equal to primary earnings per share for all periods presented.